As filed with the Securities and Exchange Commission on February 6, 2026

Registration No. 333-235480
Registration No. 333-246083
Registration No. 333-255159
Registration No. 333-264203
Registration No. 333-272235
Registration No. 333-281588

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-235480
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-246083
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-255159
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-264203
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-272235
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-281588

UNDER
THE SECURITIES ACT OF 1933

VENUS CONCEPT INC.
(Exact name of registrant as specified in its charter)

Delaware	06-1681204
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

235 Yorkland Blvd, Suite 900 Toronto, Ontario	M2J 4Y8
(Address of Principal Executive Offices)	(Zip Code)

Venus Concept Inc. 2019 Incentive Award Plan
Venus Concept Ltd. 2010 Israeli Employee Share Option Plan
(Full titles of the plans)

Michael Mandarello
Chief Legal Officer & Head of Strategy & Operations
Venus Concept Inc.
235 Yorkland Blvd., Suite 900
Toronto, Ontario M2J 4Y8
(Name and address of agent for service)

(877) 848-8430
(Telephone number, including area code, of agent for service)

Copy to:

Richard Raymer
Dorsey & Whitney LLP
66 Wellington St. W, Suite 3400
Toronto, ON M5K 1E6, Canada
416 367-7388

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Venus Concept Inc. (the “Company”) relate to the following registration statements on Form S-8 (together, the “Registration Statements”):

•
Registration Statement No. 333-235480, registering an aggregate of 21,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), consisting of (i) 2,728 shares of Common Stock issuable under the Company’s Venus Concept Inc. 2019 Incentive Award Plan (the “2019 Plan”) and (ii) 18,272 shares of Common Stock issuable under the Venus Concept Ltd. 2010 Israeli Employee Share Option Plan (the “2010 Plan”), which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 13, 2019 (after giving effect to the 1-for-11 reverse stock split of the Common Stock effective on March 4, 2025 (the “2025 Reverse Stock Split”) and the 1-for-15 reverse stock split of the Common Stock effective on May 11, 2023 (the “2023 Reverse Stock Split,” and together with the 2025 Reverse Stock Split, the “Reverse Stock Splits”)

•
Registration Statement No. 333-246083, registering an additional 7,248 shares of Common Stock consisting of issuable under the 2019 Plan, which was filed with the SEC on August 20, 2020 (after giving effect to the Reverse Stock Splits)

•
Registration Statement No. 333-255159, registering an additional 12,983 shares of Common Stock consisting of issuable under the 2019 Plan, which was filed with the SEC on April 9, 2021 (after giving effect to the Reverse Stock Splits)

•
Registration Statement No. 333-264203, registering an additional 15,511 shares of Common Stock consisting of issuable under the 2019 Plan, which was filed with the SEC on April 8, 2022 (after giving effect to the Reverse Stock Splits)

•
Registration Statement No. 333-272235, registering an additional 18,698 shares of Common Stock consisting of issuable under the 2019 Plan, which was filed with the SEC on May 26, 2023 (after giving effect to the 2025 Reverse Stock Split)

•
Registration Statement No. 333-281588, registering an additional 20,106 shares of Common Stock consisting of issuable under the 2019 Plan, which was filed with the SEC on August 16, 2024 (after giving effect to the 2025 Reverse Stock Split)

As previously disclosed, on January 20, 2026, the Board of Directors of the Company approved a plan to voluntarily delist the Company’s common stock from the Nasdaq Capital Market, suspend its duty to file periodic reports and other information with the SEC, and terminate its registration of Common Stock under U.S. federal securities laws.

In connection with the foregoing, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing these post-effective amendments to the Registration Statements to deregister all the shares of the Common Stock registered under the Registration Statements, which remained unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such shares of Common Stock, and the Registrant hereby terminates the effectiveness of the Registration Statements as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada on February 6, 2025.

VENUS CONCEPT INC.

By:	/s/ Rajiv De Silva
Name:	Rajiv De Silva
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.